CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Condensed
Financial Information" and "Transfer and Dividend Disbursing Agent,
Custodian, Counsel and Independent Auditors" and to the use of our reports dated December 7, 1995 for Dreyfus Large Company Growth Fund, Dreyfus
Large Company Value Fund, and Dreyfus Small Company Value Fund and the use of our reports dated September 27, 1996 for Dreyfus Aggressive Growth Fund, Dreyfus Aggressive Value Fund, Dreyfus Midcap Value Fund, Dreyfus International Value Fund, and Dreyfus Emerging Leaders Fund included in this Registration Statement (Form N-1A Nos. 33-51061; 811-7123) of Dreyfus Growth and Value Funds, Inc.



                                       ERNST & YOUNG LLP


New York, New York
December 2, 1996